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                                                                     EXHIBIT 5.1


                   [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]


                               November 24, 1997


OYO Geospace Corporation
7334 N. Gessner Road
Houston, Texas 77040

Gentlemen:

         We have acted as counsel for OYO Geospace Corporation, a Delaware corporation (the "Registrant"), in connection with the registration under the Securities Act of 1933 of 500,000 shares of the Registrant's common stock, par value $.01 per share (the "Shares"), 425,000 shares of which are to be offered upon the terms and subject to the conditions set forth in the Registrant's 1997 Key Employee Stock Option Plan (the "Employee Plan") and 75,000 shares of which are to be offered upon the terms and subject to the conditions set forth in the Registrant's 1997 Non-Employee Director Stock Plan (the "Director Plan").

         In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation of the Registrant, as amended, the amended Bylaws of the Registrant, the Employee Plan, the Director Plan, the records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. We also have examined the Registrant's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission with respect to the Shares.

         We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

         Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Employee Plan or the Director Plan, as the case may be, will be duly and validly issued, fully paid and nonassessable.

         The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the laws of the State of Texas and the federal laws of the United States of America, to the extent applicable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Item
5. Interests of Named Experts and Counsel" in the Registration Statement.


                                            Very truly yours,

                                            /s/ FULBRIGHT & JAWORSKI L.L.P.

                                            Fulbright & Jaworski L.L.P.